EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), dated as of November 21, 2013 (the “Effective Date”), by and between Crossroads Systems Inc., a Delaware corporation (the “Company”), and Richard K. Coleman, Jr., an individual currently residing at 43 Glenmoor Drive, Cherry Hills Village, CO 80113 (“Executive”).

WHEREAS, the Company is currently employing Executive as Interim President and Chief Executive Officer pursuant to the terms of the Employment Agreement, effective as of May 8, 2013, between the Company and Executive (the “Original Employment Agreement”);

WHEREAS, the Company desires to retain Executive as its President and Chief Executive Officer on a non-interim basis; and

WHEREAS, in connection therewith, the Company and Executive desire to enter into this Agreement.

PART ONE - DEFINITIONS

Definitions. For purposes of this Agreement, the following definitions will be in effect:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the entity specified, where control may be by management authority, contract or equity interest.

“Board” means the Board of Directors of the Company or the Compensation Committee thereof (or any other committee subsequently granted authority by the Board), subject to Section 13 below.

“Change of Control” means a change in the ownership or control of the Company effected through any of the following transactions: (i) a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, (ii) any stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets, (iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; or (iv) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination. Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation payable pursuant to this Agreement would be subject to the tax under Section 409A of the Code if the foregoing definition of “Change of Control” were to apply, but would not be so subject if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), then “Change of Control” means, but only to the extent necessary to prevent such compensation from becoming subject to the tax under Section 409A of the Code, a transaction or circumstance that satisfies the requirements of both (1) a Change of Control under the applicable clauses (i) through (iv) above, and (2) a “change in control event” within the meaning of Treasury Regulation Section § 1.409A-3(i)(5).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations and administrative guidance promulgated thereunder.

“Company” means, unless the context otherwise requires, Crossroads Systems Inc., a Delaware corporation, and all of its subsidiaries.

“Compensation Committee” means the Compensation Committee of the Board.

“Employment Period” means the period beginning on the Effective Date and ending on the last day of the last Term pursuant to Section 3.

“Good Reason” shall mean the occurrence of any of the following without Executive’s consent: (i) a material reduction of Executive’s duties or responsibilities, relative to Executive’s duties or responsibilities as in effect immediately prior to such reduction; (ii) a reduction of more than fifteen percent (15%) in Executive’s Base Salary as in effect immediately prior to such reduction; (iii) a reduction of more than fifteen percent (15%) by the Company in the kind or level of employee benefits, including bonuses, for which Executive was eligible (although amounts actually earned will vary) immediately prior to such reduction, with the result that Executive’s overall benefits package is materially reduced, excluding any equity component thereof; (iv) the relocation of Executive to a facility or a location more than twenty-five (25) miles from either (1) the Company’s present location in Austin, Texas or (2) Denver, Colorado; provided, however, than a reduction that is generally applicable to all executives of the Company shall not constitute “Good Reason” under clauses (ii) and (iii) hereof.

“Termination for Cause” shall mean the Company’s termination of Executive’s employment for any of the following reasons: (i) Executive’s commission of any act of fraud, embezzlement or dishonesty, (ii) the conviction of Executive, or the entry of a plea of nolo contendere by Executive, for a felony; (iii) Executive’s unauthorized use or disclosure of any confidential information or trade secrets of the Company, (iv) any intentional misconduct by Executive, whether by omission or commission, which has a material adverse effect upon the Company’s business or affairs as determined in the reasonable, good faith discretion of the Company’s Board of Directors (excluding Executive therefrom), (v) Executive’s breach of Executive’s Confidentiality, Proprietary Information and Inventions Agreement (the “PIIA”) with the Company, (vi) Executive’s violation of a published Company policy which stipulates the Executive may be terminated by the Company for cause; or (vii) Executive’s continued failure, in the reasonable good faith determination of the Board (excluding Executive therefrom), to perform the major duties, functions and responsibilities of Executive’s position after written notice from the Company identifying the deficiencies in Executive’s performance and a reasonable cure period of not less than thirty (30) days.

PART TWO - TERMS AND CONDITIONS OF EMPLOYMENT

The following terms and conditions will govern Executive’s employment with the Company throughout the Employment Period and will also, to the extent expressly indicated below, remain in effect following Executive’s cessation of employment with the Company.

1. Employment and Duties. During the Employment Period, Executive will serve as the President and Chief Executive Officer of Crossroads Systems, Inc. and will report to the Board. Executive will have such duties and responsibilities as are commensurate with such position and such other duties and responsibilities commensurate with such position (including with the Company’s subsidiaries) as are from time to time assigned to Executive by the Board (or a committee thereof). During the Employment Period, Executive will devote his full business time, energy and skill to the performance of his duties and responsibilities hereunder, provided the foregoing will not prevent Executive from (a) serving as a non-executive director on the board of directors of non-profit organizations and other companies, (b) participating in charitable, civic, educational, professional, community or industry affairs, (c) managing his and his family’s personal investments, or (d) such other activities approved by the Board from time to time; provided, that such activities individually or in the aggregate do not interfere or conflict with Executive’s duties and responsibilities hereunder, violate applicable law, or create a potential business or fiduciary conflict.

2. Service as Director. As of the Effective Date, Executive is serving as a member of the Board. For as long as Executive shall continue to serve as a member of the Board, he shall stand for re-election to such position at each annual meeting of the Company’s stockholders. Executive’s failure to be re-elected to the Board, in and of itself, shall not constitute a termination of this Agreement (and shall not constitute a Termination for Cause or a resignation by Executive for Good Reason, each as defined in this Agreement), nor shall it entitle Executive to any severance benefits. Pursuant to the Company’s policies, for the duration of this Agreement, Executive will fulfill his duties as a director without additional compensation. This Agreement shall not in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Company or the stockholders to remove the Executive from the Board at any time in accordance with the provisions of applicable law.

3. Term. The term of this Agreement shall run for a period of from the Effective Date through November 20, 2016 (such period, the “Initial Term”), and may be terminated earlier as contemplated by Section 8.A. Following the expiration of the Initial Term, this Agreement shall renew for successive, additional one-year terms (any subsequent extension period being an “Extension Term”, and the period in which this Agreement is in effect being the “Term”) unless the Board or Executive provides notice of intent not to renew this Agreement at least thirty days’ prior to the expiration of the Initial Term or any Extension Term. Termination of this Agreement due to its non-renewal shall not constitute a Termination for Cause or a resignation by Executive for Good Reason.

4. Compensation; Performance Bonus.

A. Base Salary. Executive’s base salary (the “Base Salary”) will be paid at the rate of $22,916.67 monthly ($275,000 annualized) during the Term. Executive’s Base Salary may be increased by the Compensation Committee and/or Board in their sole discretion, but shall not be decreased without Executive’s consent. Executive’s Base Salary will be paid at periodic intervals in accordance with the Company’s normal payroll practices for salaried employees.

B. Performance Bonus.

a. Executive will be eligible for (1) a quarterly performance bonus at the end of each fiscal quarter during the Initial Term and each subsequent Term, under Section 3, with a target value of $50,000.00 per fiscal quarter, and (2) an annual performance bonus at the end of each fiscal year (commencing with the fiscal year ending October 31, 2014) during the Initial Term and each subsequent Term, under Section 3, with a target value of $75,000 per fiscal year, which bonuses are to be based upon satisfaction of certain performance objectives. Notwithstanding the Effective Date of this Agreement, Executive’s target quarterly performance bonus for the fiscal quarter ending January 31, 2014 shall be $50,000, and Executive’s target annual performance bonus for the fiscal ending October 31, 2014 shall be $75,000.

b. The performance objectives for these performance bonuses will be developed promptly for the fiscal quarter ending January 31, 2014 and fiscal year ending October 31, 2014, and periodically by the Compensation Committee for any subsequent fiscal quarters or fiscal years during the Term; and the Compensation Committee (or its Chairman) will meet and consult with Executive regarding the performance objectives by which the incentive bonus will be measured (which objectives will be finally determined by the Compensation Committee in its sole discretion). The performance objectives are expected, but not required, to be based upon objectives such as (i) monetization of various parts of the Company’s intellectual property portfolio over specified time frames, (ii) cash position and/or cash flow and/or (iii) net income, profit or other earnings and operating performance measures.

c. In the event that the Compensation Committee, in its sole discretion, determines that the performance bonus criteria have not been satisfied in full for a fiscal quarter or fiscal year, the performance bonus can be earned on a partial basis as determined by the Compensation Committee in its sole discretion. Following each fiscal quarter and fiscal year, as applicable, the Compensation Committee will use good faith efforts to make each quarterly or annual bonus determination promptly after the information relevant to such quarterly or annual bonus (such as Company financial results, if relevant to the determination of bonus amounts) becomes available to the Compensation Committee. In all events the relevant performance bonus, except such bonuses payable due to a Change of Control, shall be paid on the 45th day following (i) the end of such fiscal quarter or (ii) the end of such fiscal year, as applicable.

d. Except as contemplated by the following sentence, Executive must be employed by the Company on the last day of a fiscal quarter or fiscal year in order to be eligible to receive a performance bonus for such quarter or year, as applicable. In the event of a Change of Control, that occurs during the Employment Period, (i) Executive shall be entitled to receive fiscal quarter and fiscal year performance bonuses for such periods, (ii) the performance criteria for the performance bonus the fiscal quarter and fiscal year in which such Change of Control occurs will be deemed to have been achieved at the target value of the performance bonus for that fiscal quarter and fiscal year, and (iii) the performance bonuses for the fiscal quarter and fiscal year in which such Change of Control occurs will be paid on the date of the closing of the transaction that gives rise to the Change of Control. For the avoidance of doubt, Executive shall only be entitled to one performance bonus payment with respect to any fiscal quarter or fiscal year.

e. All bonuses pursuant to this Section 4B are subject to final approval by the Compensation Committee.

C. The Company may deduct and withhold, from the compensation payable and benefits provided to Executive hereunder, any and all applicable federal, state, local and other taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

D. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

5. Equity Compensation.

A. The Company will grant Executive stock options under the Crossroads Systems, Inc. 2010 Stock Incentive Plan (the “2010 Stock Plan”) to purchase a total of 450,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on such date as determined in accordance with the 2010 Stock Plan (the “Options”). Subject to Executive’s continuous employment with the Company, one-eighth (1/8th) of the Options shall vest at the end of each of the Company’s fiscal quarters, with the first 1/8th vesting on January 31, 2014; provided, however, that all of the unvested Options shall vest (i) in full upon the consummation of a Change of Control and (ii) pursuant to the terms of Section 8. The Options shall expire on, and shall not be exercisable after, a date that is not later than the tenth anniversary of the date of grant (the “Final Exercise Date”).

B. Executive will be eligible for additional option grants as determined by the Board or the Compensation Committee in their sole discretion.

C. Notwithstanding anything in this Agreement to the contrary, the Options and the grants and terms thereof shall be subject in all respects to the terms of the 2010 Stock Plan, as it may be amended from time to time, and this Agreement shall not amend or be deemed to amend the 2010 Stock Plan.

6. Expense Reimbursement; Fringe Benefits; Paid Time Off (PTO).

A. Executive will be entitled to reimbursement from the Company for the following expenses incurred by Executive during the Initial Term or the Term: (i) all reasonable temporary living expenses associated with his residence in or around Austin, TX, (ii) Executive’s regular travel between Austin, TX and his place of residence in the USA, (iii) car rental and associated expenses, including fuel, or mileage while in Austin, TX, (iv) the cost to Executive of health care premiums under an insurance policy other than that provided by the Company’s group health plan, but only up to the value of the Company’s portion of group health premiums under the Company’s group health plan coverage for individuals only, and (v) customary, ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder, provided that Executive’s entitlement to such reimbursements shall be conditioned upon Executive’s provision to the Company of vouchers, receipts and other substantiation of such expenses in accordance with Company policies.

B. During the Employment Period, Executive will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans, including profit sharing plans, cafeteria benefit programs and stock purchase and option plans, which are made available to executives of the Company and for which Executive qualifies under the terms of such plan or plans.

C. Executive shall be eligible for vacation and paid time off (PTO) in accordance with the Company’s policies as in effect from time to time. Currently, the Company does not accrue for any vacation or paid time off and, accordingly, Executive would not be eligible to be paid any amounts with respect thereto upon termination of his employment.

7. Executive Covenants.

A. Moonlighting. During the Employment Period, except as permitted by Section 1, Executive will not directly or indirectly, whether for Executive’s own account or as an employee, director, consultant or advisor, provide services to any business enterprise other than the Company, unless otherwise authorized by the Board in writing.

B. Transition and Other Assistance. During the 30 days following the termination of the Employment Period, Executive will take all actions the Company may reasonably request to maintain the Company’s business, goodwill and business relationships and to assist with transition matters, all at Company expense. In addition, upon the receipt of notice from the Company (including outside counsel), during the Employment Period and thereafter, Executive will respond and provide information with regard to matters in which he has knowledge as a result of his employment with the Company, and will provide assistance to the Company and its representatives in the defense or prosecution of any claims that may be made by or against the Company, to the extent that such claims may relate to the period of Executive’s employment with the Company, all at Company expense. During the Employment Period and thereafter, Executive shall promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company. During the Employment Period and thereafter, Executive shall also promptly inform the Company (to the extent he is legally permitted to do so) if he is asked to assist in any investigation of the Company (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and will not do so unless legally required. The Company will pay Executive at a rate of $350 per hour, plus reasonable expenses, in connection with any actions requested by the Company under this paragraph following any termination of Executive’s employment, with such amounts being paid to Executive at periodic intervals in accordance with the Company’s normal payroll practices for salaried employees. Executive’s obligations under this paragraph shall be subject to the Company’s reasonable cooperation in scheduling in light of Executive’s other obligations.

C. Other Agreements Between Executive and Company. Nothing herein shall be deemed to modify or waive the Company’s and Executive’s rights and obligations under Executive’s PIIA or Executive’s Indemnity Agreement, each signed by Executive and each incorporated herein by this reference.

D. Survival of Provisions. The obligations contained in this Section 7 will survive the termination of Executive’s employment with the Company and will be fully enforceable thereafter.

8. Termination of Employment.

A. General. Subject to Section 8.D, Executive’s employment with the Company is “at-will” and may be terminated at any time by either Executive or the Company for any reason (or no reason) in accordance with this Agreement, which will also result in the Term ending, by the party seeking to terminate Executive’s employment providing written notice of such termination to the other party; provided, however, that in the event that Executive gives notice of termination to the Company, the Company may, in its sole discretion, make such termination effective earlier than any notice date.

B. Death and Permanent Disability. Upon termination of Executive’s employment for the Company due to death or permanent disability during the Term, the employment relationship created pursuant to this Agreement will immediately terminate, the Term will end and amounts will only be payable under this Agreement as specified in this Section 8.B. Should Executive’s employment with the Company terminate by reason of Executive’s death or permanent disability during the Employment Period, Executive shall be entitled to receive:

a. the unpaid Base Salary earned by Executive pursuant to Section 4.A for services rendered through the date of Executive’s death or permanent disability, as applicable, payable in accordance with the Company’s normal payroll practices for terminated salaried employees;

b. reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 6.A, payable in accordance with the Company’s normal reimbursement practices;

c. the right to continue health care benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, at Executive’s cost, to the extent required and available by law and subject to the Company continuing to maintain a group health plan;

d. any accrued but unpaid quarterly performance bonus or annual performance bonus pursuant to Section 4.B; provided that Executive was employed by the Company on the last day of the fiscal quarter or fiscal year to which such bonus relates as specified in Section 4.B, payable at such time as provided in Section 4.B; and

e. the limited death, disability, and/or income continuation benefits provided under Section 6.B, if any, will be payable in accordance with the terms of the plans pursuant to which such limited death or disability benefits are provided.

Compensation and benefits provided pursuant to Section 8.B.a. through e. are collectively referred to as the “Accrued Obligations.”

If Executive’s death occurs after the end of a fiscal quarter or fiscal year, but before payment of the applicable bonus has been made, payment of the applicable bonus will be made to the Executive’s estate. For purposes of this Agreement, Executive will be deemed “permanently disabled” if Executive is so characterized pursuant to the terms of the Company’s disability policies or programs applicable to Executive from time to time, or if no such policy is applicable, if the Compensation Committee determines, in its sole discretion, that Executive is unable to perform the essential functions of Executive’s duties for physical or mental reasons for ninety (90) days in any twelve-month period.

C. Termination for Cause; Resignation without Good Reason. The Company may at any time during the Employment Period, upon written notice summarizing with reasonable specificity the basis for the Termination for Cause, terminate Executive’s employment hereunder for any act qualifying as a Termination for Cause. Such termination will be effective immediately upon such notice. Upon any Termination for Cause (or employee’s resignation other than for Good Reason), Executive shall be solely entitled to receive:

a. the unpaid Base Salary earned by Executive pursuant to Section 4.A for services rendered through the date of Executive’s death or permanent disability, as applicable, payable in accordance with the Company’s normal payroll practices for terminated salaried employees;

b. reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 6.A, payable in accordance with the Company’s normal reimbursement practices; and

c. the right to continue health care benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, at Executive’s cost, to the extent required and available by law and subject to the Company continuing to maintain a group health plan.

Except as otherwise provided in in this Agreement, no portion of the performance bonus for the fiscal quarter or fiscal year shall be paid with respect to the fiscal quarter or fiscal year in which Executive’s employment is terminated during the Employment Period.

D. Involuntary Termination Without Cause by the Company; Resignation by Executive for Good Reason. The Company shall be entitled to terminate Executive with or without notice, other than a Termination for Cause, and Executive shall be entitled to resign with or without Good Reason, in each case at any time; provided, however, that if Executive (1) is terminated by the Company other than in circumstances constituting a Termination for Cause, or (2) resigns for Good Reason, then Executive shall be solely entitled to receive:

a. The Accrued Obligations through the date of termination;

b. The immediate vesting of all Options and all other awards held by Executive under any equity incentive plan that may be adopted by the Board, except and only to the extent that (i) any agreement with respect to an award specifically provides otherwise and (ii) such vesting would not result in the imposition of the additional tax under Section 409A of the Code; and

c. Subject to Sections 8.E, 8.F, 8.G and 9:

(i) An amount equal to the full payout of 100% of the target of Executive’s (i) quarterly performance bonus for the current fiscal quarter, (ii) quarterly performance bonus for the next three fiscal quarters, and (iii) and annual performance bonus for the current fiscal year, had Executive remained employed by the Company through the relevant dates to be eligible for such amounts, payable in a single lump sum on the 60th day following the date of termination; provided, however, that if Executive’s performance bonus targets for any future fiscal quarter or fiscal year have not been established at the time of termination, such payment targets shall be deemed to be equal to the last-established payment targets for a fiscal quarter or fiscal year, as applicable; and

(ii) Severance pay at a rate equal to 100% of Executive’s monthly Base Salary, as then in effect (less applicable withholding taxes), payable for twelve (12) months beginning on the 60th day after the date of such termination, to be paid in substantially equivalent installments in accordance with the Company’s normal payroll practices.

The compensation and benefits provided pursuant to Section 8.D.c are collectively referred to as the “Severance Benefits.”

d. For purposes of clarity, a termination of Executive’s employment due to Executive’s death or to Executive’s permanent disability shall not be considered either a termination by the Company without cause or a resignation by Executive for Good Reason, and such termination shall not entitle Executive (or his heirs or representatives) to any compensation or benefits pursuant to this Section 8.D.

E. Certain Conditions Regarding Severance Benefits. All Severance Benefits contemplated by Section 8.D.c above are conditional on Executive: (a) signing a release substantially in the form attached hereto as Exhibit A (the “Release”), and (b) the non-revocation of the ADEA Release (as defined in the Release); provided that such Release (including the ADEA Release) becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the Release (such deadline, the “Release Deadline”). If the Release (including the ADEA Release) does not become effective by the Release Deadline, Executive will forfeit any rights to all Severance Benefits. In addition, if Executive violates the terms of the PIIA: (i) prior to the date that the Release becomes effective and irrevocable, then Executive will forfeit any rights to all Severance Benefits, or (ii) following the date the Release becomes effective and irrevocable, then Executive (x) must immediately repay all Severance Benefits previously paid to Executive by the Company and (y) will forfeit any rights to all future Severance Benefits.

F. Resignations from Other Positions. Upon any termination of Executive’s employment, and as a condition to Executive receiving any Severance Benefits under this Agreement, if so requested by a majority of the Board, Executive will immediately resign (1) as a director of the Company and any of its subsidiaries, (2) from all officer or other positions of the Company and (3) from all fiduciary positions (including as trustee) Executive then holds with respect to any employee benefit plans or trusts established, maintained or sponsored by the Company or by any of its Affiliates. Failure by Executive to resign immediately from all positions described in the immediately preceding sentence shall result in automatic forfeiture of any and all rights to the Severance Benefits.

G. Options Upon Termination. Except as otherwise provided in Section 8, upon termination of Executive’s employment for any reason and subject to the terms of the 2010 Stock Plan, as it may be amended from time to time, including by reason of Executive’s death or permanent disability, any portion of any options held by the Executive that are not then vested will immediately be forfeited and expire for no consideration and the remainder of such options will remain exercisable for twelve months thereafter (with the understanding that any options that are intended to be “incentive stock options” under the Code shall thereupon be disqualified from such treatment); provided, that any portion of the options held by Executive immediately prior to Executive’s death, to the extent then exercisable, will remain exercisable for one year following Executive’s death; and provided, further, that in no event shall any portion of the options be exercisable after the Final Exercise Date.

9. Section 409A of the Code.

A. General. This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that, to the extent applicable, amounts earned and payable pursuant to this Agreement shall constitute short-term deferrals exempt from the application of Section 409A of the Code and, if not exempt, that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Section 409A of the Code.

B. Separation from Service. References in this Agreement to “termination” of Executive’s employment, “resignation” by Executive from employment and similar terms shall, with respect to such events that will result in payments of compensation or benefits, mean for such purposes a “separation from service” as defined under Section 409A of the Code.

C. Specified Executive. In the event any one or more amounts payable under this Agreement constitute a “deferral of compensation” and become payable on account of the “separation from service” (as determined pursuant to Section 409A of the Code) of Executive and if as such date Executive is a “specified employee” (as determined pursuant to Section 409A of the Code), such amounts shall not be paid to Executive before the earlier of (i) the first day of the seventh calendar month beginning after the date of Executive’s “separation from service” or (ii) the date of Executive’s death following such “separation from service.” Where there is more than one such amount, each shall be considered a separate payment and all such amounts that would otherwise be payable prior to the date specified in the preceding sentence shall be accumulated (without interest) and paid together on the date specified in the preceding sentence.

D. Separate Payments. For purposes of Section 409A of the Code, each payment or amount due under this Agreement shall be considered a separate payment, and Executive’s entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments.

E. Reimbursements. Any reimbursement to which Executive is entitled pursuant to this Agreement that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect Executive’s right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit; and (iv) the right to reimbursement of expenses incurred kind shall terminate one year after the end of the Employment Period.

10. No Guarantee of Tax Consequences. The Board, the Compensation Committee, the Company and its Affiliates, officers and employees make no commitment or guarantee to Executive that any federal, state, local or other tax treatment will apply or be available to Executive or any other person eligible for compensation or benefits under this Agreement and assume no liability whatsoever for the tax consequences to Executive or to any other person eligible for compensation or benefits under this Agreement.

11. Choice of Law; Jurisdiction. The provisions of this Agreement will be construed and interpreted under the laws of the State of Delaware, excluding such jurisdiction’s conflict of laws principles. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in Travis County, Texas, as applicable, for any matter arising out of or relating to this Agreement.

12. Entire Agreement; Severability. This Agreement and the agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supersede in their entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including the terms of the Original Employment Agreement. For the avoidance of doubt, except to the extent specified herein, Executive shall have no rights under the Original Employment Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The provisions of this Agreement shall be deemed severable and, if any provision is found to be illegal, invalid or unenforceable for any reason, (a) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (b) the illegality, invalidity or unenforceability will not affect the legality, validity or enforceability of the other provisions hereof.

13. Amendment; Committee Authority. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto. All determinations and other actions required or permitted hereunder to be made by or on behalf of the Company or the Board may be made by either the Board (excluding Executive therefrom) or the Compensation Committee (or any other committee subsequently granted authority by the Board); provided that the actions of the Compensation Committee (or any other committee subsequently granted authority by the Board) shall be subject to the authority then vested in such committee by the Board, it being understood and agreed that as of the date of this Agreement the Compensation Committee has full authority, concurrent with the Board, to administer this Agreement; and provided, further, that a decision or action by the Compensation Committee (or any other committee subsequently granted authority by the Board) hereunder shall be subject to review or modification by the Board if the Board so chooses.

14. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

15. Representations and Warranties by Executive. Executive represents and warrants to the Company that: (a) Executive has the legal right to enter into this Agreement and to perform all of the obligations on Executive’s part to be performed hereunder in accordance with its terms; (b) Executive is not a party to any contract, agreement or understanding, written or oral, which could prevent Executive from entering into this Agreement or performing all of his duties and responsibilities hereunder; and (c) Executive is not a party to any agreement containing any non-competition, non-solicitation, confidentiality or other restrictions on Executive’s activities. Executive further represents and warrants to the Company that, to the best of his knowledge, information and belief, Executive is not aware of any action taken by Executive (or any failure to act) that could form the basis for a breach of fiduciary duty or related claim against Executive by any current or former employer.

16. Assignment. Notwithstanding anything else herein, this Agreement is personal to Executive and neither this Agreement nor any rights hereunder may be assigned by Executive. The Company may assign this Agreement to an affiliate or to any acquiror of all or substantially all of the business and/or assets of the Company, in which case the term “Company” will mean such affiliate or acquiror. This Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.

17. Arbitration. Executive agrees that all disagreements, disputes and controversies between Executive and the Company arising under or in connection with this Agreement will be settled by arbitration conducted before a single arbitrator mutually agreed to by the Company and Executive, sitting in Austin, Texas or such other location agreed to by Executive and the Company, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect; provided, however, that if the Company and Executive are unable to agree on a single arbitrator within 30 days of the demand by another party for arbitration, an arbitrator will be designated by the Texas Office of the American Arbitration Association. The determination of the arbitrator will set forth in writing findings of fact and conclusions of law upon which the determination was based, and will be final and binding on Executive and the Company. Each party waives right to trial by jury and further review or appeal of the arbitrator’s ruling. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. The arbitrator will, in its award, allocate between the parties the costs of arbitration, including the arbitrator’s fees and expenses, in such proportions as the arbitrator deems just. Each party shall pay its own attorneys’ fees and expenses in connection with any such arbitration.

18. Counterparts, Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. To the maximum extent permitted by applicable law, this Agreement may be executed via facsimile.

19. Notices. Any notice required to be given under this Agreement shall be deemed sufficient, if in writing, and sent by certified mail, return receipt requested, via overnight courier, or hand delivered to the Company at 11000 North MoPac Expressway, Austin, Texas 78759, Attn: Chairman of the Compensation Committee and Chief Financial Officer, and to Executive at the most recent address reflected in the Company’s employment records.

Signature page follows.

IN WITNESS WHEREOF, the Company and Executive have executed this Amended and Restated Employment Agreement to be effective as of the Effective Date.

CROSSROADS SYSTEMS, INC.		Richard K. Coleman, Jr.

By:	/s/ Jeffrey E. Eberwein	/s/ Richard K. Coleman, Jr.
Name:	Jeffrey E. Eberwein
Title:	Chairman of the Board of Directors

EXHIBIT A

FORM OF RELEASE AGREEMENT

Crossroads Systems, Inc.

Employment Termination Date: _______________________

1. Introduction and General Information. Signing this release (this “Release”) is one condition to receiving certain benefits offered by Crossroads Systems, Inc. (the “Company”) that are in addition to anything of value to which you already are entitled. Reference is made to that certain Amended and Restated Agreement dated November 21, 2013 (the “Agreement”) between you and the Company. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

The Agreement provides that the Company will provide certain consideration, if among other requirements, you execute and deliver this Release and do not revoke the ADEA Release (as defined below) following your termination date and within the periods specified in Section 2(b), as set forth below. You should thoroughly review and understand the effect of this Release before signing it. To the extent you have any claims covered by this Release, you will be waiving potentially valuable rights by signing this Release. You also are advised to discuss this Release with your attorney.

2. Releases.

(a) General Release. You agree that the foregoing consideration (including the consideration to be provided pursuant to the Agreement) represents settlement in full of all outstanding obligations owed to you by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (collectively, the “Releasees”). You (for yourself, your spouse, executors, heirs, beneficiaries, representatives, agents, attorneys, assigns, insurers and assurers, and anyone claiming by or through him) hereby and forever release the Releasees from any and all manner of actions, causes of action, suits, charges, claims, complaints, counterclaims, defenses, demands, damages or liabilities whatsoever, including, without limitation, attorneys’ fees, known or unknown, accrued or which may ever accrue, whether based in contract or tort, statutory or common law, of every kind and nature whatsoever, arising from the beginning of time to the execution date of this Release, and hereafter, whether or not relating to or arising from your employment and termination of employment with the Company and any act that has occurred as of the date of the execution of this Release in connection with any service that you may have rendered or may have been requested to render to or on behalf of the Company at any time, other than the rights and obligations under this Release, and except as to claims arising under the Age Discrimination in Employment Act (“ADEA”), which are addressed in subsection (b) below. Except as to claims arising under the ADEA, which are covered in subsection (b) below, and as provided for in subsection (c) below, this Release shall be construed as broadly as possible and shall include without limitation: (i) any contractual or other claims of employment, benefits, or payment you may have; (ii) any claims arising out of or in connection with the initiation, termination or existence of your employment relationship with the Company or any service performed on behalf of the Company; (iii) any claims regarding wages and/or compensation in any form whatsoever, vacation, leaves, bonuses, commissions, monies, perquisites, benefits, severance, or any other item attributable to or arising in connection with your employment with the Company; (iv) any and all claims relating to the issuance of all outstanding shares of capital stock of the Company; and (v) without limitation, claims, if any, arising under the following:

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•	Title VII of the Civil Rights Act of 1964, as amended;
•	The Americans with Disabilities Act of 1990, as amended;
•	The Fair Labor Standards Act of 1938, as amended;
•	The Family and Medical Leave Act of 1993;
•	The Employee Retirement Income Security Act of 1974 (ERISA), as amended (non-vested rights);
•	The Occupational Safety and Health Act of 1970 (OSHA), as amended;
•	Texas Labor Code § 21.001, et seq. (Texas Employment Discrimination);
•	Texas Labor Code § 61.001, et seq. (Texas Pay Day Act);
•	Austin, Texas Code of Ordinance, Title V, Chapters 5-3, 5-5 and 5-6;
•	any other federal, state or local civil or human rights law or other local, state or federal law, regulation or ordinance;
•	any public policy, contract, tort, or common law (including, without limitation, those relating to fraud, whistleblower, retaliation, negligent or intentional conduct of any nature, constructive discharge, emotional distress, personal injury); or
•	intentional conduct of any nature, constructive discharge, emotional distress, personal injury.

(b) ADEA Release. For the good and valuable consideration provided for under the Agreement, the sufficiency of which is hereby acknowledged, and to which you acknowledge you are not otherwise entitled, and other valuable consideration, the sufficiency of which is hereby acknowledged, you hereby completely and forever release and irrevocably discharge each of the Releasees, of and from any and all liabilities, claims, actions, demands, and/or causes of action, arising under the ADEA on or before the date of this Release (the “ADEA Release”), and hereby acknowledge and agree that: the Agreement and this Release, including this ADEA Release, was negotiated at arms’ length; the Agreement and this Release, including the ADEA Release, is worded in a manner that you fully understand; you specifically waive any rights or claims under the ADEA; you knowingly and voluntarily agree to all of the terms set forth in the Agreement and this Release, including this ADEA Release; you acknowledge and understand that any claims under the ADEA that may arise after the date of this Release are not waived; the rights and claims waived in this Release and this ADEA Release are in exchange for consideration over and above anything to which you were already undisputedly entitled; you have been and hereby are advised in writing to consult with an attorney prior to executing the Agreement, this Release and the ADEA Release; you understand that you have been given a period of up to twenty-one (21) days to consider the ADEA Release prior to executing it; and you understand that you have been given a period of seven (7) days from the date of the execution of the ADEA Release to revoke the ADEA Release, and understand and acknowledge that the ADEA Release will not become effective or enforceable until the revocation period has expired. If you elect to revoke this ADEA Release, revocation must be in writing and presented to the Board of Directors or their designee within seven (7) days from the date of the execution of the Release.

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(c) Notwithstanding the foregoing, by executing this Release, you shall not be deemed to have waived any rights with respect to your right to exercise vested stock options or your ownership of vested capital stock of the Company (although pursuant to this subsection (c), you are expressly waiving and releasing any and all claims, including any shareholder derivative claims, that you may have had from the beginning of time through the date of this Release as a stockholder of the Company). Furthermore, nothing in this Release is intended to be construed as a release of your rights of indemnification and exculpation for actions as a director, employee or officer of the Company you have at law or under the governing documents (charter and bylaws) of the Company or any of its Affiliates (as defined below), any written indemnity agreement with regard to the foregoing, or any D&O insurance coverage under which you may be covered by in connection with the foregoing; provided that in no event shall you be entitled to make any claim thereunder, under the Company’s or the Affiliates’ governing documents or insurance policies, or otherwise in defense of, or for exculpation, indemnification or advancement with respect to your compliance with this Release or your breach or alleged breach of this Release.

(d) Release of Unknown Claims. You understand and agree, in compliance with any statute or ordinance which requires a specific release of unknown claims or benefits, that, except where expressly prohibited by law, this Release includes a release of unknown claims, and you hereby expressly waive and relinquish any and all claims, rights or benefits that you may have which are unknown to you at the time of the execution of this Release. You understand and agree that if, hereafter, you discover facts different from or in addition to those that you now know or believe to be true, that the waivers and releases of this Release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such facts.

(e) No Other Claims; Ownership of Claims. You represent and warrant that you do not presently have on file, and further represent and warrant to the maximum extent allowed by law that you will not hereafter file, any lawsuits, claims, charges, grievances or complaints against the Company and/or any of the Releasees in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel of arbitrators, public or private, based upon any actions or omissions by the Company and/or any of the Releasees occurring prior to the date of this Release. To the extent that you are still entitled to file any administrative charge with any governmental agency, you hereby release any personal entitlement to reinstatement, back pay, or any other types of damages or injunctive relief in connection with any civil action brought on his behalf after your filing of any administrative charge. Finally, you represent and agree that you are the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands arising out of or in any way related to your employment with the Company and/or the termination thereof.

(f) Company’s Remedies for Breach. You acknowledge and agree that any breach by you of this Release or of your obligations under the Agreement, shall constitute a material breach of the Agreement, and shall entitle the Company immediately to recover the consideration provided to you in connection with the Agreement, except as provided by law. Except as provided by law, you shall also be responsible to the Company for all costs, attorneys’ fees and any and all damages incurred by the Company in: (a) enforcing your obligations under this Release and the Agreement, including the bringing of any action to recover the consideration, and (b) defending against a claim brought or pursued by you in violation of the terms of this Release.

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3. Non-Disparagement. (a) You agree that you will not, directly or indirectly, disclose, communicate or publish any disparaging or critical information concerning the Company or any parent or subsidiary of the Company, or any company controlled by the Company, or any other entity or organization wholly or partially, directly or indirectly, owned or controlled by the Company (each, an “Affiliate”), their business, financial condition, professional skills or expertise, suppliers, customers or clients, products or services, operations, market position, performance, technology, employees, officers, directors, consultants, representatives, agents or investors, or proprietary or technical information whatsoever, or directly or indirectly cause or encourage others to disclose, communicate, or publish any disparaging or critical information concerning the same and (b) nothing contained in this paragraph is intended to prevent any person from testifying truthfully in any legal proceeding in which such person is under a subpoena or other court order to do so.

4. No Interference. You agree that you will not act in any manner that might damage the business of the Company or its Affiliates or the Company’s investors or their respective affiliates. You agree that you will not, directly or indirectly, counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against the Company or its Affiliates or the Company’s investors or their respective affiliates and/or any officer, director, employee, agent, representative, shareholder or attorney of any of the foregoing, provided that nothing herein shall prohibit you from testifying truthfully in any legal proceeding in which you are under a subpoena or other court order to do so.

5. Cooperation. You agree to cooperate with the Company and its Affiliates, at the Company’s reasonable request and without further consideration, in all respects concerning any matters which require your assistance, cooperation or knowledge, including communicating with persons inside or outside the Company and any Affiliate and assistance/availability for any agency, board and legal investigations and proceedings.

6. Confidentiality. You agrees to keep the terms and conditions of this Release confidential, except for any discussion with family members, accountants, or legal counsel, or as required by law.

7. Severability. If any provision contained in this Release is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal or unenforceable had not been contained herein.

8. No Re-Employment. You acknowledge and agree that by executing this Release, you waive all rights or claims for reinstatement of employment with the Company. You further agree not to inquire as to, seek or apply for, in any manner whatsoever, any contract or appointment, employment, commission, job, work, position, duty, station, task, trade, consignment, or any other relationship with the Company, and that any application for employment to the Company by you will be considered void.

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9. Re-Affirmation. You agree and acknowledge that your fulfillment of the obligations contained in your Proprietary Information and Inventions Agreement (your “PIIA”) are necessary to protect the Company’s Intellectual Property Rights (as defined in your PIIA) and to preserve the Company’s value and goodwill. You further acknowledge the time, geographic and scope limitations of your obligations not to compete and not to interfere under your PIIA are reasonable, especially in light of the Company’s desire to protect its Proprietary Information, and that you will not be precluded from gainful employment if you are obligated not to compete or interfere with the Company pursuant to the terms of your PIIA. Notwithstanding the foregoing, even if you fail to deliver or if you validly revoke this Release, nothing shall be deemed to affect the validity of your PIIA or the obligations contained therein.

10. Choice of Law. This Release shall be interpreted under and governed by, construed and enforced in accordance with, and subject to, the laws of the State of Texas, without giving effect to any principles of conflicts of law.

11. Voluntary Agreement. YOU UNDERSTAND AND AGREE THAT YOU MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS RELEASE, AND REPRESENT THAT YOU HAVE ENTERED INTO THIS RELEASE VOLUNTARILY, AFTER HAVING THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF YOUR OWN CHOOSING, WITH A FULL UNDERSTANDING OF THE RELEASE AND ALL OF ITS TERMS.

[Signature page follows]

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THE UNDERSIGNED HAS READ AND FULLY CONSIDERED THE RELEASE LANGUAGE HEREIN AND DESIRES TO ENTER INTO THIS RELEASE. I ALSO HAVE BEEN ADVISED HEREIN IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE. HAVING ELECTED TO SIGN THIS RELEASE AND RECEIVE THE CONSIDERATION IN THE AGREEMENT, I FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS I HAVE OR MIGHT HAVE AGAINST THE COMPANY AND THE OTHER RELEASED PARTIES AS OF THE DATE I SIGN THIS RELEASE.

Richard K. Coleman, Jr.

Date:

ACKNOWLEDGED AND ACCEPTED:

CROSSROADS SYSTEMS, INC.

By:
Name:
Title:
Date:

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